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                                                                  EXECUTION COPY

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                              RECEIVABLES PURCHASE

                                       AND

                             CONTRIBUTION AGREEMENT


                         Dated as of September 19, 1997


                                     Between


                            COLTEC NORTH CAROLINA INC

                                    as Seller


                                       and


                                 CNC FINANCE LLC

                                  as Purchaser


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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I  DEFINITIONS.........................................................1
         SECTION 1.01. Certain Defined Terms...................................1
         SECTION 1.02. Other Terms.............................................2
ARTICLE II  AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS...................3
         SECTION 2.01. Facility................................................3
         SECTION 2.02. Making Purchases........................................3
         SECTION 2.03. Collections.............................................4
         SECTION 2.04. Settlement Procedures...................................4
         SECTION 2.05. Payments and Computations, Etc..........................5
         SECTION 2.06. Contributions...........................................5
ARTICLE III  [reserved]........................................................6
ARTICLE IV  REPRESENTATIONS AND WARRANTIES.....................................6
         SECTION 4.01. Representations and Warranties of the Seller............6
ARTICLE V  COVENANTS...........................................................8
         SECTION 5.01. Covenants of the Seller.................................8
         SECTION 5.02. Covenant of the Seller and the Purchaser...............11
ARTICLE VI  EVENTS OF TERMINATION.............................................11
         SECTION 6.01. Events of Termination..................................11
ARTICLE VII  INDEMNIFICATION..................................................13
         SECTION 7.01. Indemnities............................................13
ARTICLE VIII  MISCELLANEOUS...................................................14
         SECTION 8.01. Amendments, Etc........................................14
         SECTION 8.02. Notices, Etc...........................................15
         SECTION 8.03. Binding Effect; Assignability..........................15
         SECTION 8.04. Costs, Expenses and Taxes..............................15
         SECTION 8.05. Certain Rights of the Purchaser........................16
         SECTION 8.06. Rights and Remedies....................................16
         SECTION 8.07. Transfer of Records to Purchaser.......................17
         SECTION 8.08. Confidentiality........................................17
         SECTION 8.09. Governing Law..........................................17
         SECTION 8.10. Third Party Beneficiary................................17
         SECTION 8.11. No Proceedings.........................................18
         SECTION 8.12. Execution in Counterparts..............................18



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EXHIBIT A.........Form of Opinion of Counsel for the Seller
EXHIBIT B.........Credit and Collection Policy
EXHIBIT C.........Lock-Box Banks


SCHEDULE 1........Eligible Originators

ATTACHMENT 1......Form of Purchase Assignment

                 RECEIVABLES PURCHASE AND CONTRIBUTION AGREEMENT

     RECEIVABLES PURCHASE AND CONTRIBUTION AGREEMENT (this "Agreement"), dated as of September 19, 1997, by and between COLTEC NORTH CAROLINA INC, a North Carolina corporation, as Seller (the "Seller"), and CNC FINANCE LLC, a North Carolina limited liability company, as Purchaser (the "Purchaser").

                             PRELIMINARY STATEMENTS

     1. Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

     2. The Seller has Receivables that it wishes to sell to the Purchaser, and the Purchaser is prepared to purchase such Receivables on the terms set forth herein.

     3. The Seller may also wish to contribute Receivables to the capital of the Purchaser on the terms set forth herein.

     NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms.

     Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to such terms in the Receivables Transfer and Administration Agreement, dated as of September 19, 1997 (the "Transfer Agreement"), by and among Coltec Industries Inc, certain sellers party thereto and Coltec North Carolina Inc, as purchaser thereunder, the (Canadian Subsidiaries) Receivables Transfer and Administration Agreement, dated as of September 19, 1997 (the "Canadian Transfer Agreement"), by and among Coltec Industries Inc, certain sellers party thereto and Coltec North Carolina Inc, as purchaser thereunder, and under the Receivables Purchase Agreement, dated as of September 19, 1997 (the "Sale Agreement"), by and among CNC Finance LLC, as seller thereunder, Coltec Industries Inc, as collection agent, Atlantic Asset Securitization Corp., as issuer, and Credit Lyonnais New York Branch, as agent. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Business Day" means any day on which banks are not authorized or required to close in the cities of New York, New York; Charlotte, North Carolina; or Toronto, Ontario, Canada.



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                                           [Purchase and Contribution Agreement]


     "Canadian Exchange Rate" means for any Settlement Date the average of the rates for each Business Day of the most recently ended Fiscal Month specified in the Wall Street Journal in the table entitled "Currency Trading - Exchange Rates" under the heading "Canada - (Dollar)" and the column "U.S. $ equiv."

     "Contributed Receivable" has the meaning specified in Section 2.06.

     "Eligible Originator" means each entity agreed to from time to time by the Purchaser and the Seller and consented to by the Agent and which is a party to either of the Transfer Agreement or the Canadian Transfer Agreement as a seller and which is listed on Schedule 1 hereto.

     "Purchase" means a purchase by the Purchaser of Receivables from the Seller pursuant to Article II.

     "Sold Receivable" means any Receivable which has been sold by the Seller to the Purchaser hereunder.

     "Related Security" means (a) all rights of the Seller under Article VI of the Canadian Transfer Agreement and (b) with respect to any Receivable:

          (i) all of the related Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

          (ii) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

          (iii) all guaranties, proceeds from insurance policies and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

          (iv) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor to the extent assignable or licensable under the related contract or license and applicable law; and

          (v) rights to payment under Long Term Contracts.

     "Transferred Receivable" means a Sold Receivable or a Contributed
Receivable.

     SECTION 1.02. Other Terms.

         All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.


                                       2

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                                           [Purchase and Contribution Agreement]

                                   ARTICLE II

                AMOUNTS AND TERMS OF PURCHASES AND CONTRIBUTIONS

     SECTION 2.01. Facility.

     On the terms and conditions hereinafter set forth and without recourse (except to the extent as is specifically provided herein), the Purchaser agrees to purchase Receivables from the Seller as such Receivables arise during the period from the date hereof to the Facility Termination Date.

     SECTION 2.02. Making Purchases.

     (a) On the Closing Date, the Seller hereby sells, transfers, absolutely assigns, sets-over and conveys to the Purchaser all Receivables owned by the Seller as of the close of business on the Business Day immediately preceding the Closing Date. The Seller hereby agrees, on each Business Day occurring after the Closing Date and prior to the Facility Termination Date, to sell, transfer, absolutely assign, set-over and convey to the Purchaser all Receivables of Eligible Originators owned by the Seller as of the close of business on the immediately preceding Business Day. The Seller and the Purchaser shall enter into a certificate of assignment (the "Purchase Assignment"), dated as of the date hereof, in the form of Attachment 1 hereto, evidencing such sale, transfer, absolute assignment, set-over and conveyance of such Receivables.

     (b) Upon the sale, transfer, absolute assignment, set-over and conveyance of the Transferred Receivables the ownership of each such Receivable shall be vested in the Purchaser and the Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in any such Transferred Receivable.

     (c) The Seller shall indicate in its records that ownership of each Transferred Receivable is held by the Purchaser or its assignee. In addition, the Seller shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that it is no longer the owner of such Receivable and that ownership of such Transferred Receivable is held by the Purchaser or its assignee.

     (d) The Purchaser and the Seller agree that the Purchaser shall purchase all Canadian dollar denominated Receivables in Canadian dollars. If, on the date of any Purchase, the Seller desires to sell any Receivable payable in Canadian dollars, the Purchase Price of which exceeds the aggregate amount of Canadian dollars available on such day to the Purchaser, the Purchaser shall purchase such Receivables at an adjusted Purchase Price equal to the product of (i) the Canadian Exchange Rate and (ii) the Purchase Price for such Receivable, such adjusted Purchase Price to be payable in United States dollars, or the Seller may agree to make a contribution of

                                       3


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                                           [Purchase and Contribution Agreement]

such excess Receivables to the Purchaser in accordance with the provisions of
Section 2.07 hereof.>

     SECTION 2.03. Collections.

     (a) On the Business Day following the Closing Date, the Purchaser shall pay the Seller the aggregate Purchase Price (calculated as set forth in the Transfer Agreement) for the purchase of all Receivables owned by the Seller as of the close of business on the last Business Day of the Seller's August Fiscal Month. On each Settlement Date, (i) the Collection Agent shall deposit into an account of the Purchaser or the Purchaser's assignee all Collections of Transferred Receivables received during the related Fiscal Month and then held by the Collection Agent, and (ii) the Purchaser shall pay the Seller in respect of all Receivables sold, transferred, absolutely assigned, set-over and conveyed by the Seller to the Purchaser during the immediately preceding Fiscal Month an amount equal to the aggregate Purchase Price (calculated as set forth in the Transfer Agreement or, as to Transferred Receivables originated by a party to the Canadian Transfer Agreement, as set forth in the Canadian Transfer Agreement) of such Receivables (except for the first Settlement Date, which shall relate only to Receivables sold, transferred, absolutely assigned, set-over and conveyed after the Closing Date). Each party's obligation to make payment of any amount under this Section 2.03(a) will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

     (b) In the event that the Seller believes that Collections which are not Collections of Transferred Receivables have been deposited into an account of the Purchaser or the Purchaser's assignee, the Seller shall so advise the Purchaser and, on the Business Day following such identification, the Purchaser shall remit, or shall cause to be remitted, to the Seller, all Collections so deposited which are identified, to the Purchaser's satisfaction, to be Collections of Receivables which are not Transferred Receivables.

     SECTION 2.04. Settlement Procedures.

     (a) If on any day the Outstanding Balance of any Transferred Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise or services or any cash discount or other adjustment made by the Seller, or any set-off or dispute in respect of any claim by the Obligor thereof against the Seller (whether such claim arises out of the same or a related transaction or an unrelated transaction but excluding adjustments, reductions or cancellations in respect of such Obligor's bankruptcy, insolvency or similar event), the Seller shall be deemed to have received on such day a Collection of such Transferred Receivable in the amount of such reduction or adjustment. The Seller shall pay to the Collection Agent on or prior to the next Settlement Date all amounts deemed to have been received pursuant to this subsection during the related Fiscal Month.


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                                           [Purchase and Contribution Agreement]

     (b) Upon discovery by the Seller or the Purchaser of a breach of any of the representations or warranties made by such Seller in Section 4.01(i) with respect to any Transferred Receivable, such party shall give prompt written notice thereof to the other party, as soon as practicable and in any event within three Business Days following such discovery. If such breach cannot be cured, such Seller shall, upon not less than two Business Days' notice from the Purchaser or its assignee or designee, repurchase such Transferred Receivable on the next succeeding Settlement Date for a repurchase price equal to the Outstanding Balance of such Transferred Receivable. Each repurchase of a Transferred Receivable shall include the Related Security with respect to such Transferred Receivable. The proceeds of any such repurchase shall be deemed to be a Collection in respect to such Transferred Receivable. The Seller shall pay to the Collection Agent under the Sale Agreement on or prior to the next Settlement Date the repurchase price required to be paid pursuant to this subsection.

     (c) Except as stated in subsection (a) or (b) of this Section 2.04 or as otherwise required by law or the underlying Contract, all Collections from an Obligor of any Transferred Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables.

     SECTION 2.05. Payments and Computations, Etc.

     (a) All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited no later than 11:00 A.M. (New York City time) on the day when due in same day funds to the account of the recipient of such funds to the payor as set forth in a written notice delivered from time to time by the parties hereto to each other.

     (b) The Seller shall, to the extent permitted by law, pay to the Purchaser interest on any amount not paid or deposited by the Seller when due hereunder at an interest rate per annum equal to 2.0% per annum above the Alternate Base Rate, payable on demand.

     (c) All computations of interest and all computations of fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

     SECTION 2.06. Contributions.

     The Seller may from time to time at its option, by notice to the Purchaser,

identify Receivables it has acquired from Eligible Originators which it proposes to contribute to the Purchaser as a capital contribution. On the date of each such contribution and after giving effect thereto, the Purchaser shall own the Receivables so identified and contributed (collectively, the "Contributed Receivables") and all Related Security with respect thereto.


                                       5

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                                           [Purchase and Contribution Agreement]

                                   ARTICLE III

                                   [reserved]

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties of the Seller.

     The Seller represents and warrants as follows:

     (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

     (b) The execution, delivery and performance by it of this Agreement and the other documents to be delivered by it hereunder, including the sale and contribution of Receivables hereunder and its use of the proceeds of Purchases,
(i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (1) its charter or by-laws,
(2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the transfer of its interest in the Transferred Receivables pursuant to this Agreement). This Agreement has been duly executed and delivered by the Seller.

     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement or any other document to be delivered by it hereunder other than the filing of financing statements and similar documents as contemplated in Section 5.01(i).

     (d) This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     (e) Each sale and contribution of Receivables made pursuant to this Agreement will constitute a valid sale, transfer, and assignment of the Transferred Receivables to the Purchaser,


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                                           [Purchase and Contribution Agreement]

enforceable against creditors of, and purchasers from, the Seller. Following each such sale/or or contribution, the Seller shall have no remaining property interest in any Transferred Receivable.

     (f) There is no pending or, to the Seller's actual knowledge, threatened action or proceeding affecting the Seller or any of its subsidiaries before any court, governmental agency or arbitrator which may materially adversely affect the financial condition or operations of the Seller or any of its subsidiaries or the ability of the Seller to perform its obligations under this Agreement, or which purports to affect the legality, validity or enforceability of this Agreement. The Seller is not in default with respect to any order of any court, arbitration or governmental body except for defaults with respect to orders of governmental agencies which defaults are material to the business or operations of the Seller.

     (g) No proceeds of any Purchase will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     (h) No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (i) Each Transferred Receivable, together with the Related Security, is owned (prior to its sale or contribution hereunder) by the Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser). When the Purchaser makes a Purchase and when the Seller contributes a Receivable to the Purchaser, the Purchaser shall acquire a valid and perfected first priority ownership or security interest of each such Transferred Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by the Purchaser), and no effective financing statement or other instrument similar in effect covering any Transferred Receivable, any interest therein, the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of Purchaser in accordance with this Agreement or in connection with any Adverse Claim arising solely as the result of any action taken by the Purchaser.

     (j) All written information and each exhibit, financial statement, document, book, record or report furnished by the Seller to the Purchaser in connection with this Agreement is accurate in all material respects as of its date (except as otherwise disclosed in writing to the Purchaser at such time), and no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     (k) The principal place of business and chief executive office of the Seller and the office where the Seller keeps its records concerning the Transferred Receivables are located at the address or addresses referred to in
Section 5.01(b).

     (l) The Seller is not known by and does not use any tradename or doing-business-as name.



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                                           [Purchase and Contribution Agreement]

     (m) The transfers of Transferred Receivables by the Seller to the Purchaser pursuant to this Agreement, and all other transactions between the Seller and the Purchaser, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of the Seller.

     (n) Each Receivable sold or contributed to the Purchaser hereunder was acquired by the Seller from an Eligible Originator.

                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01. Covenants of the Seller.

     From the date hereof until the first day following the Facility Termination Date on which all of the Transferred Receivables are either collected in full or are written off the books of the Purchaser as uncollectible:

     (a) Compliance with Laws, Etc. The Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not materially adversely affect the collectibility of the Transferred Receivables or the ability of the Seller to perform its obligations under this Agreement.

     (b) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Transferred Receivables at the address of the Seller set forth under its name on the signature page to this Agreement or, upon 30 days' prior written notice to the Purchaser, at any other locations in jurisdictions where all actions required by Section 5.01(k) shall have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Transferred Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Transferred Receivables (including, without limitation, records adequate to permit the daily identification of each new Transferred Receivable and all Collections of and adjustments to each existing Transferred Receivable). The Seller shall make a notation in its books and records, including its computer files, to indicate which Receivables have been sold or contributed to the Purchaser hereunder.

     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the

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                                           [Purchase and Contribution Agreement]

Transferred Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Transferred Receivable and the related Contract.

     (d) Sales, Liens, Etc. Except for the sales and contributions of Receivables contemplated herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Transferred Receivable, Related Security, related Contract or Collections, or upon or with respect to any account to which any Collections of any Transferred Receivable are sent, or assign any right to receive income in respect thereof; provided, however, that the provisions of this paragraph shall not prevent the existence of inchoate liens for taxes, assessments and governmental charges or claims not yet due or being contested in good faith and by appropriate proceedings.

     (e) Extension or Amendment of Transferred Receivables. The Seller will not extend, amend or otherwise modify the terms of any Transferred Receivable.

     (f) Change in Business or in Credit and Collection Policy. The Seller will not make any change in either (i) the character of its business or (ii) its Credit and Collection Policy if such change would impair the collectibility of the Transferred Receivables.

     (g) Audits. The Seller will, from time to time (but subject to the restrictions set forth below) during regular business hours upon reasonable prior written request from the Purchaser, permit the Purchaser, or its agents, representatives or assigns, or the Agent under the Sale Agreement:

          (i) to conduct an annual audit (or more frequently if an Event of Termination occurs) of the Transferred Receivables, the Related Security and the related books and records and collections systems of the Seller; the first such audit by the Agent under the Sale Agreement shall occur prior to March 1, 1998,

          (ii) semi-annually (or more frequently if an Event of Termination occurs) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to Transferred Receivables and the Related Security, including, without limitation, the Contracts; and

          (iii) semi-annually (or more frequently if an Event of Termination occurs) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (ii) above, and to discuss matters relating to Transferred Receivables and the Related Security or the Seller's performance hereunder with any of the officers or employees of the Seller having knowledge of such matters.

     (h) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing Transferred Receivables with a legend evidencing or otherwise

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                                           [Purchase and Contribution Agreement]

mark its records to indicate, that such Transferred Receivables have been sold in accordance with this Agreement.

     (i) Further Assurances. The Seller agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Purchaser or its assignee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of Receivables under this Agreement, or to enable the Purchaser or its assignee to exercise and enforce its respective rights and remedies under this Agreement. Without limiting the foregoing, the Seller will, upon the request of the Purchaser or its assignee, (x) execute and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable to perfect, protect or evidence such Transferred Receivables; and (y) deliver to the Purchaser copies of all Contracts (other than Long Term Contracts) relating to the Transferred Receivables and all records relating to such Contracts and the Transferred Receivables, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Purchaser's computer equipment).

     (j) Reporting Requirements. The Seller will provide to the Purchaser the following:

          (i) as soon as possible and in any event within five days after the occurrence of each Event of Termination or event that, but for notice or the lapse of time or both, would constitute an Event of Termination, a statement of the chief financial officer of the Seller setting forth details of such Event of Termination or event that, but for notice or the lapse of time or both, would constitute an Event of Termination and the action that the Seller has taken and proposes to take with respect thereto;

          (ii) at least ten Business Days prior to any change in the Seller's name, a notice setting forth the new name and the effective date thereof; and

          (iii) such other information respecting the Transferred Receivables or the condition or operations, financial or otherwise, of the Seller as the Purchaser may from time to time reasonably request.

     (k) The Seller will not amend, modify or waive any provision of either the Transfer Agreement or the Canadian Transfer Agreement without the prior written consent of the Purchaser and its assigns if such amendment, modification or waiver would have an adverse effect upon any Transferred Receivable or on the collectibility of any Transferred Receivable.

     (l) The Seller will: (i) maintain separate corporate records and books of account from those of the Purchaser; (ii) conduct its business from an office separate from that of the Purchaser which office may be located in identifiable space within the headquarters of Coltec Industries Inc or any of its affiliates;
(iii) ensure that all oral and written communications, including without limitation, letters, invoices, purchase orders, contracts, statements and applications, will be made solely in its own name; (iv) have stationery and other business forms and a telephone listing separate from those of the Purchaser; (vi) not engage in any transaction

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                                           [Purchase and Contribution Agreement]

with the Purchaser except as contemplated by this Agreement or as permitted by the Sale Agreement; (vii) continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by this Agreement; and (viii) disclose on its annual financial statements effects of the transactions contemplated by this Agreement in accordance with generally accepted accounting principles.

     SECTION 5.02. Covenant of the Seller and the Purchaser.

     The Seller and the Purchaser have structured this Agreement with the intention that each Purchase of Receivables hereunder be treated as a sale of such Receivables by the Seller to the Purchaser for all purposes. The Seller and the Purchaser shall record each Purchase as a sale or purchase, as the case may be, on its books and records, and, to the extent it prepares separate financial statements and tax returns and to the extent required or permitted by applicable law and/or accounting rules, reflect each Purchase in its financial statements and tax returns as a sale or purchase, as the case may be. In the event that, contrary to the mutual intent of the Seller and the Purchasers, any Purchase of Receivables hereunder is not characterized as a sale, the Seller shall, effective as of the date hereof, be deemed to have granted (and the Seller hereby does grant) to the Purchaser a security interest in and to any and all Purchased Receivables, Related Security and the proceeds thereof to secure the repayment of all amounts advanced to the Seller hereunder with accrued interest thereon, and this Agreement shall be deemed to be a security agreement.

                                   ARTICLE VI

                              EVENTS OF TERMINATION

     SECTION 6.01. Events of Termination.

     If any of the following events ("Events of Termination") shall occur and be continuing:

     (a) The Seller shall fail (i) to transfer to the Purchaser when requested any rights, pursuant to this Agreement, which failure shall have a material adverse effect upon the interest of the Purchaser and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Seller by the Purchaser, or (ii) to make any payment required under Section 2.04(a) or 2.04(b); or

     (b) Any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any written information or report delivered by the Seller pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, which breach shall have a material adverse effect upon the interest of the Purchaser and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Seller by the Purchaser; or

                                           [Purchase and Contribution Agreement]

     (c) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, which failure shall have a material adverse effect on the interest of the Purchaser and shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Seller by the Purchaser; or

     (d) Any Purchase or contribution of Receivables hereunder, the Related Security and the Collections with respect thereto shall for any reason cease to constitute valid and perfected ownership interest or security interest in such Transferred Receivable in favor of the Purchaser of such Transferred Receivables, Related Security and Collections free and clear of any Adverse Claim; or

     (e) The Seller or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller or any of its subsidiaries seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

     (f) The occurrence of an Event of Default under the Credit Agreement and such Event of Default shall remain unremedied for five (5) days after written notice thereof shall have been give to the Seller by the Purchaser; or

     (g) An Event of Termination shall have occurred under the Sale Agreement;
or

     (h) All of the outstanding capital stock of the Seller shall cease to be owned, directly or indirectly, by Coltec Industries Inc;

then, and in any such event, the Purchaser may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (e) of this
Section 6.01, the Facility Termination Date shall occur. Upon any such declaration or designation or upon such automatic termination, the Purchaser shall have, in addition to the rights and remedies under this Agreement, all other rights and remedies with respect to the Transferred Receivables provided after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

                                           [Purchase and Contribution Agreement]

                                   ARTICLE VII

                                 INDEMNIFICATION

     SECTION 7.01. Indemnities.

     Without limiting any other rights which the Purchaser may have hereunder or under applicable law, the Seller hereby agrees to indemnify the Purchaser and its assigns and transferees (each, an "Indemnified Party") from and against any and all damages, claims, losses, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts"), awarded against or incurred by any Indemnified Party arising out of or as a result of:

          (i) any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement, which shall have been incorrect in any material respect when made;

          (ii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Transferred Receivable; or the failure of any Transferred Receivable to conform to any such applicable law, rule or regulation;

          (iii) the failure to vest in the Purchaser absolute ownership of the Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

          (iv) the failure of the Seller to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables that are, or that purport to be, the subject of a Purchase or contribution under this Agreement and the Related Security and Collections in respect thereof, whether at the time of any Purchase or contribution or at any subsequent time;

          (v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable that is, or that purports to be, the subject of a Purchase or contribution under this Agreement (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services except to the extent that such dispute, claim, offset or defense results solely from actions or failures to act of the Purchaser or its assigns;

                                           [Purchase and Contribution Agreement]

          (vi) any products liability or other claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract;

          (vii) the commingling of Collections of Transferred Receivables by the Seller at any time with other funds of the Seller or an Affiliate of the Seller;

          (viii) any investigation, litigation or proceeding related solely to this Agreement or the ownership of Transferred Receivables, the Related Security, or Collections with respect thereto or in respect of any Transferred Receivable, Related Security or Contract, except to the extent any such investigation, litigation or proceeding relates to a possible matter involving an Indemnified Party for which neither the Seller nor any of its Affiliates is at fault;

          (ix) any failure of the Seller to comply with its covenants contained in Section 5.01;

          (x) any claim brought by any Person other than an Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Transferred Receivable; or

          (xi) any Dilution with respect to any Transferred Receivable.

     It is expressly agreed and understood by the parties hereto (i) that the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables and
(ii) that nothing in this Section 7.01 shall require the Seller to indemnify any Person (x) for Receivables which are not collected, not paid or uncollectible on account of the insolvency, bankruptcy, or financial inability to pay of the applicable Obligor, (y) for damages, losses, claims or liabilities or related costs or expenses resulting from such Person's gross negligence or willful misconduct, or (z) for any income taxes or franchise taxes incurred by such Person arising out of or as a result of this Agreement or in respect of any Transferred Receivable or any Contract.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.01. Amendments, Etc.

     No amendment or waiver of any provision of this Agreement or consent to any departure by the Seller therefrom shall be effective unless in a writing signed by the Purchaser and, in the case of any amendment, also signed by the Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Purchaser to exercise, and no delay in exercising, any right hereunder

                                           [Purchase and Contribution Agreement]

shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 8.02. Notices, Etc.


     All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include electronic transmission) shall be personally delivered, express couriered, electronically transmitted (whether by facsimile, e-mail or otherwise) or mailed by registered or certified mail and shall, unless otherwise expressly provided herein, be effective when received at the address set forth under a party's name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.

     SECTION 8.03. Binding Effect; Assignability.

     (a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and assigns; provided, however, that the Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Purchaser.

     (b) This Agreement shall create and constitute the continuing obligation of each of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, when all of the Transferred Receivables are either collected in full or become Defaulted Receivables; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to
Article IV and the provisions of Article VII and Section 8.04 shall be continuing and shall survive any termination of this Agreement.

     SECTION 8.04. Costs, Expenses and Taxes.

     (a) In addition to the rights of indemnification granted to the Purchaser pursuant to Article VII hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution and delivery of this Agreement and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Purchaser with respect thereto and with respect to advising the Purchaser as to its rights and remedies under this Agreement, and the Seller agrees to pay all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and the other documents to be delivered hereunder excluding, however, any costs of enforcement or collection of Transferred Receivables.

     (b) In addition, the Seller agrees to pay any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and the Seller agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

                                           [Purchase and Contribution Agreement]

     SECTION 8.05. Certain Rights of the Purchaser.


     (a) The Purchaser may, at any time, give notice of ownership and/or direct the Obligors of Transferred Receivables and any Person obligated on any Related Security, or any of them, that payment of all amounts payable under any Transferred Receivable shall be made directly to the Purchaser or its designee. The Seller hereby transfers to the Purchaser (and its assigns and designees) the exclusive ownership and control of the Lock-Box Accounts maintained by the Seller for the purpose of receiving Collections.

     (b) The Seller shall, at any time upon the Purchaser's request and at the Seller's expense, give notice of such ownership to each Obligor of Transferred Receivables and direct that payments of all amounts payable under such Transferred Receivables be made directly to the Purchaser or its designee.

     (c) At the Purchaser's request after the occurrence of an Event of Termination and at the Seller's expense, the Seller shall (x) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) that evidence or relate to the Transferred Receivables acquired from the Seller, and the related Contracts and Related Security, or that are otherwise necessary or desirable to collect the Transferred Receivables, and shall make the same available to the Collection Agent at a place selected by the Collection Agent, and (y) segregate all cash, checks and other instruments received by it from time to time constituting Collections of such Transferred Receivables in a manner acceptable to the Purchaser and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Purchaser or its designee. The Purchaser shall also have the right to make copies of all such documents, instruments and other records at any time.

     SECTION 8.06. Rights and Remedies.

     (a) If the Seller fails to perform any of its obligations under this Agreement, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such obligation, and, if the Seller fails to so perform, the costs and expenses of the Purchaser incurred in connection therewith shall be payable by the Seller as provided in Section 7.01 or Section 8.04 as applicable.

     (b) The Seller shall perform all of its obligations under the Contracts related to the Transferred Receivables to the same extent as if the Seller had not sold or contributed Receivables hereunder and the exercise by the Purchaser of its rights hereunder shall not relieve the Seller from such obligations or its obligations with respect to the Transferred Receivables. The Purchaser shall not have any obligation or liability with respect to any Transferred Receivables or related Contracts, nor shall the Purchaser be obligated to perform any of the obligations of the Seller thereunder.

     (c) The Seller shall cooperate with the Collection Agent under the Sale Agreement in

                                           [Purchase and Contribution Agreement]


collecting amounts due from Obligors in respect of the Transferred Receivables.

     SECTION 8.07. Transfer of Records to Purchaser.

     Each Purchase and contribution of Receivables hereunder shall include the transfer to the Purchaser of all of the Seller's right and title to and interest in the records relating to such Receivables.

     The Seller shall take such action requested by the Purchaser, from time to time hereafter, that may be necessary or appropriate to ensure that the Purchaser has an enforceable ownership interest in the records relating to the Transferred Receivables.

     SECTION 8.08. Confidentiality.

     Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other party hereto, (ii) to the Seller's, the Collection Agent's, the Agent's (under the Sale Agreement) and the Eligible Originators' legal counsel and accountants, (iii) to the financial institutions from time to time parties to the Credit Agreement and their respective legal counsel, (iv) in the event this Agreement is or becomes public information (other than as a result of the violation of the provisions of this Section 8.08 by the person making such disclosure) and (v) to any of their officers, directors, managers, employees or agents, provided that the person making such disclosure shall ensure that any such officer, director, manager, employee or agent shall agree to keep this Agreement confidential.

     SECTION 8.09. Governing Law.

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE PURCHASER'S OWNERSHIP OF OR SECURITY INTEREST IN THE RECEIVABLES OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NORTH CAROLINA.

     SECTION 8.10. Third Party Beneficiary.

     Each of the parties hereto hereby acknowledges that the Purchaser is transferring interests in the Transferred Receivables and certain of its rights under this Agreement to Credit Lyonnais, New York Branch, as agent under the Sale Agreement and the Seller hereby consents to such transfers and assignments. All such assignees, including parties to the Sale Agreement in the case of assignment to such parties, shall be third party beneficiaries of, and shall, following the occurrence of an Event of Termination under the Sale Agreement, be entitled to enforce the

                                           [Purchase and Contribution Agreement]

Purchaser's rights and remedies under, this Agreement to the same extent as if they were parties thereto, except to the extent specifically limited under the terms of the Sale Agreement or their assignment.

     SECTION 8.11. No Proceedings.

     The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, against the Purchaser or CNC Member Inc any proceeding of the type referred to in the second clause of Section 6.01(e) so long as there shall not have elapsed one year plus one day since the day following the Facility Termination Date on which the aggregate Capital is reduced to zero and all yield and other amounts payable under the Sale Agreement by the Purchaser hereunder has been paid in full.

     SECTION 8.12. Execution in Counterparts.

     This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterparty of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SELLER:                                COLTEC NORTH CAROLINA INC


                                       By:______________________________________
                                       Name::___________________________________
                                       Title:___________________________________


                                       Address:

                                       3 Coliseum Centre
                                       2550 West Tyvola Road
                                       Charlotte, NC 28217
                                       Attention: Thomas B. Jones, Jr.
                                       Facsimile No.: (704) 423-7069

                                       Account Information:

                                       ____________________


PURCHASER:                             CNC FINANCE LLC

                                       By:______________________________________
                                       Name::___________________________________
                                       Title:___________________________________

                                       Address:

                                       3 Coliseum Centre
                                       2550 West Tyvola Road
                                       Charlotte, NC 28217
                                       Attention: Thomas B. Jones, Jr.
                                       Facsimile No.: (704) 423-7069

Accepted and agreed to by:

COLTEC INDUSTRIES INC,
  as Collection Agent

By:_______________________________
Name:_____________________________
Title:____________________________

                          [FORM OF PURCHASE ASSIGNMENT]

PURCHASE ASSIGNMENT, dated as of ______________ ___ 19___, between Coltec North Carolina Inc (the "Seller") and CNC Finance LLC (the "Purchaser").

     1. We refer to the Receivables Purchase and Contribution Agreement, dated as of September _, 1997, by and between the Purchaser and the Seller (the "Agreement"). All provisions of the Agreement are incorporated herein by reference. All capitalized terms shall have the meanings set forth in the Agreement.

     2. The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, all right, title and interest of the Seller in and to all Receivables from time to time acquired by the Seller from any Eligible Originator and owned by the Seller.

     3. The Seller does hereby make the representations and warranties referred to in Section 4.01 of the Agreement with respect to each Transferred Receivable with full force and effect as if fully set forth herein.

IN WITNESS WHEREOF, the parties have caused this Purchase Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COLTEC NORTH CAROLINA INC

By:_______________________________
Name:_____________________________
Title:____________________________


CNC FINANCE LLC
     By: Coltec North Carolina Inc,
         a member


By:_______________________________
Name:_____________________________
Title:____________________________